UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2020

MARRONE BIO INNOVATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36030	20-5137161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA 95618

(Address of Principal Executive Offices, and Zip Code)

(530) 750-2800

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	MBII	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On September 21, 2020, James Boyd announced that he would retire from his position as the Chief Financial Officer (“CFO”) and President of Marrone Bio Innovations, Inc. (the “Company”) in accordance with the terms of an employment separation agreement dated September 21, 2020 (the “Separation Agreement”). The Separation Agreement provides that Mr. Boyd’s retirement will become effective immediately prior to the date on which a new CFO commences service, subject to the parties right to extend the termination date for a transition period and subject to the right to terminate Mr. Boyd’s employment earlier in the discretion of the Company’s Chief Executive Officer or for “cause” or due to Mr. Boyd’s “disability,” as those terms are defined in Mr. Boyd’s change in control agreement. In addition to being entitled to any unpaid salary through his retirement date, in consideration of his execution of certain releases and subject to the terms and conditions of the Separation Agreement, upon Mr. Boyd’s retirement from the Company, (i) he will be entitled to salary continuation (payable at the annual rate of $330,000) for twelve months (ii) all of his outstanding unvested restricted stock unit (“RSU”) awards, if any, and all of his outstanding stock options will become fully vested, and all stock options will remain exercisable until the earlier of (x) the one year anniversary of the date Mr. Boyd ceases providing consulting services pursuant to the Consulting Agreement, described below, and (y) the last day of the option’s full term, (iii) he will be entitled to a prorated portion of his 2020 annual bonus, paid in cash (or the full 2020 annual bonus and a prorated portion of the 2021 annual bonus if he remains employed through January 1, 2021), calculated based on achievement of individual goals that are to be agreed to by Mr. Boyd and the Company’s Chief Executive Officer, and with all other terms determined in accordance with the Company’s annual bonus plan as applied to other active senior executives of the Company, and (iv) the Company will pay certain COBRA continuation coverage premiums for 12 months following his retirement date. Mr. Boyd’s change in control agreement with the Company will terminate upon his retirement date.

Mr. Boyd also entered into a consulting agreement with the Company on September 21, 2020 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Boyd will serve as a consultant to the Company for a period of one year following the date of his retirement, unless terminated earlier as discussed below or extended by mutual agreement of the Company and Mr. Boyd, to help the Company create and develop an entity dedicated to the eradication of invasive species with the terms of such services and related deliverables detailed in the Consulting Agreement. As consideration for his service as a consultant, Mr. Boyd will receive a one-time award of 200,000 RSUs as soon as practicable after his retirement date, which will vest in equal installments over twelve months, subject to his continuous service as a consultant through the applicable vesting dates. Under the terms of the Consulting Agreement, the Company may terminate Mr. Boyd’s service as a consultant by giving five (5) days prior written notice, in which case any unvested RSUs granted under the Consulting Agreement will vest immediately, The Company may also terminate the Consulting Agreement upon Mr. Boyd’s breach or default or for certain other grounds, in which case Mr. Boyd’s unvested RSUs will be forfeited.

On September 22, 2020, the Company also announced that the board of directors of the Company has begun the search process for a new CFO.

Copies of the Separation Agreement, the Consulting Agreement and a press release related to the above matters are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 99.1, respectively, to this Current Report on Form 8-K. The foregoing description of the Separation Agreement and the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement and the Consulting Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1#	Employment Separation Agreement, dated September 21, 2020
10.2#*	Consulting Agreement, dated September 21, 2020
99.1	Press release, dated September 22, 2020

# Indicates management compensatory agreement

* Confidential portions of this exhibit have been omitted as permitted by applicable regulations

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Date: September 23, 2020	By:	/s/ Linda V. Moore
	Name:	Linda V. Moore
	Title:	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer